CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 29 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 24, 2020, relating to the financial statements of The Guardian Separate Account E, and of our report dated February 26, 2020, relating to the statutory financial statements and the supplemental schedules of The Guardian Insurance & Annuity Company, Inc., which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 28, 2020

12:33 pm